SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Elecsys Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ELECSYS CORPORATION
846 N. MART-WAY COURT
OLATHE, KANSAS 66061

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 11, 2012
AT THE COMPANY’S HEADQUARTERS LOCATED AT
846 N. MART-WAY COURT, OLATHE, KANSAS 66061

You are invited to attend the Annual Meeting of the stockholders of Elecsys Corporation (the “Company”) to be held at the Company’s headquarters, 846 N. Mart-Way Court, Olathe, Kansas on Tuesday, September 11, 2012, commencing at 2:00 p.m. local time, to consider and act upon the following matters and such other business as may properly come before the meeting or any adjournment of the meeting:

1.	The election of a Class I Director to serve for a term of three years expiring in 2015.
2.	The ratification of the Board of Directors appointment of McGladrey LLP as independent registered public accountants of the Company for the fiscal year ending April 30, 2013.
3.	To act upon other business as may properly come before the Annual Meeting.

Holders of record of the outstanding common stock of the Company at the close of business on July 31, 2012 are entitled to vote at the meeting or any adjournment of the meeting.

By Order of the Board of Directors,

Todd A. Daniels
Secretary

Olathe, Kansas
August 10, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN A PROXY OR VOTE BY BALLOT AT THE MEETING.

ELECSYS CORPORATION
846 N. Mart-Way Court
Olathe, Kansas 66061

PROXY STATEMENT

GENERAL INFORMATION

Solicitation and Revocability of Proxies
The enclosed proxy is being solicited on behalf of the Board of Directors of Elecsys Corporation (the “Company”) for use at the Annual Meeting of the stockholders to be held on September 11, 2012 at 2:00 p.m. local time at the Company’s headquarters, 846 N. Mart-Way Court, Olathe, Kansas 66061. If you are a record stockholder, any proxy given does not affect your right to vote in person at the Annual Meeting and you may revoke your proxy at any time before it is exercised by notifying Todd A. Daniels, Secretary of the Company, by mail, telegram or facsimile, or by appearing at the Annual Meeting in person and casting a ballot. This proxy statement and the proxy were first mailed to stockholders on or about August 10, 2012.

All expenses of solicitation will be borne by the Company. In addition to solicitations by mail, employees and directors of the Company may solicit proxies in person or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on September 11, 2012:
This proxy statement is available on the internet at www.elecsyscorp.com/investors.html.  On this site, you will be able to access the proxy statement for the Annual Meeting and any amendments or supplements required to be furnished to stockholders.

Voting Procedures
Shares represented by a properly signed proxy received pursuant to this solicitation will be voted in accordance with instructions thereon. If the proxy is properly signed and returned and no instructions are given on the proxy with respect to a matter to be acted upon, the shares represented by the proxy will be voted at the Annual Meeting or any adjournment thereof as an affirmative vote for the election of the nominee to the Board of Directors and for the ratification of McGladrey LLP as independent registered public accountants for the Company for the fiscal year ending April 30, 2013.

The nominee hereinafter named has indicated his willingness to serve if elected, and it is not anticipated that he will become unavailable for election.  However, if the nominee should unexpectedly become unavailable for election for any reason, the shares represented by the proxy will be voted for such substituted nominee as the Board of Directors may name.

The enclosed proxy confers discretionary authority to the proxy holders to vote on any other business that may properly come before the Annual Meeting or any adjournment thereof.  The Board of Directors is not aware of any other business, other than the matters described in this proxy statement and matters incident to the conduct of the Annual Meeting, to be presented for action at the Annual Meeting and does not itself intend to present any such other business.  However, if any such other business does come before the Annual Meeting or any adjournment thereof, shares represented by proxies properly signed and returned pursuant to this solicitation will be voted in the discretion of the proxy holder.

The nominee for director receiving the greatest number of votes at the Annual Meeting will be elected as a director.  Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have no impact in the election of the director, except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes.

The ratification of the Board of Directors’ appointment of McGladrey LLP as the Company’s independent registered public accountants requires the affirmative vote of a majority of the common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.  You may vote “FOR” or “AGAINST”, or abstain from voting.  Because abstentions are counted for purposes of determining whether a quorum is present but are not affirmative votes for a proposal, they have the same effect as an “AGAINST” vote on this matter.

Only holders of common stock of the Company of record as of the close of business on July 31, 2012 (“Record Date”) are entitled to vote at the Annual Meeting.  At the close of business on that date, 3,886,412 shares of common stock were issued and outstanding.  Holders of common stock are entitled to one vote per share held on the Record Date. Shares cannot be voted at the Annual Meeting unless the record owner is present in person or represented by proxy.

ELECTION OF DIRECTOR
(Proposal #1)

The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in successive years. The term of the Class I director expires at this Annual Meeting.  The term of the Class II directors will expire at the 2013 Annual Meeting of Stockholders and the term of the Class III director will expire at the 2014 Annual Meeting of Stockholders.

Each director was selected to join the Company’s Board of Directors based upon the qualifications that have been identified by the Nominating Committee and includes, but is not limited to, the individual’s skills, business and professional experience, education, differences in viewpoints, personal and professional background, and personal qualities such as high personal and professional ethics, integrity, and mature judgment.

NOMINEE FOR DIRECTOR

The following information is given with respect to the nominees for election.

Class I – Term to Expire in 2015
Robert D. Taylor, age 65, has served as a director of the Company since September 1994 and is currently Chairman of the Board.  Since November 2001, Mr. Taylor has been President and Chief Executive Officer of Executive AirShare Corporation.  Executive AirShare Corporation charters, sells and operates fractional corporate jet and turboprop aircraft from its locations in Kansas City, Missouri; Wichita, Kansas; Tulsa, Oklahoma and Fort Worth, Texas.  Mr. Taylor serves as a director of Inergy GP, LLC, the managing general partner of Inergy LP, a publicly traded limited partnership that operates a growing, geographically diverse retail and wholesale propane supply, marketing and distribution business and midstream pipeline and natural gas storage operations.  He also serves as a director of Blue Valley Bancorp of Overland Park, Kansas.  Mr. Taylor is a trustee of the University of Kansas Endowment Fund, a member of the Advisory Board for the University Of Kansas School Of Business and has been a CPA since 1971.  Mr. Taylor serves on the Company’s Compensation and Audit Committees.  Mr. Taylor is independent as determined by the independence requirements of the NASDAQ Stock Market.

Recommendation
The Board of Directors recommends that the stockholders vote FOR the election of Mr. Taylor.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

The following information is given with respect to the Class II and Class III directors who will continue to serve as directors of the Company until the 2013 and 2014 Annual Meeting of Stockholders, respectively.

Class II – Term to Expire in 2013
Karl B. Gemperli, age 48, is the Company’s President and Chief Executive Officer and has been a member of the Board of Directors since September 2003.  He also has served as President and Chief Executive Officer of Elecsys International Corporation (f/k/a DCI, Inc.), one of the Company’s operating subsidiaries, since February 2000.  From March 1999 to January 2000, Mr. Gemperli was an independent manufacturing systems consultant.  Mr. Gemperli was also an employee of Goodrich Aerospace for more than eight years.  Mr. Gemperli has over 20 years of electronic manufacturing and management experience as well as a Bachelor’s degree in Aeronautical Engineering from the Massachusetts Institute of Technology and a Master’s degree in Manufacturing Engineering from Boston University.  Mr. Gemperli is not independent as determined by the independence requirements of the NASDAQ Stock Market.

Class II – Term to Expire in 2013
Casey Coffman, age 50, was appointed to the Board of Directors on January 20, 2010 and was elected to serve a full three-year term on the Board of Directors in September 2010.  Mr. Coffman is founder and CEO of The Coffman Group LLC, which provides a broad range of professional consulting services to growing mid-market companies in the areas of business development, sales and marketing.  The firm, headquartered in Overland Park, Kansas, maintains additional offices in both Missouri and Texas.  Mr. Coffman has over 25 years of leadership and business development experience with both large and small organizations.  Prior to founding The Coffman Group LLC in 1996, he spent over 15 years in upper management sales and marketing positions at leading technology firms, including Seiko Epson Corporation and Zenith Data Systems.   Mr. Coffman is independent as determined by the independence requirements of the NASDAQ Stock Market.

Class III – Term to Expire in 2014
Stan Gegen, age 61, was appointed to the Board of Directors on July 22, 2004 to fill a vacant seat and has since been elected three times to three year terms on the Board.  Since 1998, Mr. Gegen has been President of Coordinated Systems & Supplies, Inc., a printing and distribution company located in Wichita, Kansas.  Mr. Gegen serves as a director of High Touch, Inc., a privately owned company located in Wichita, Kansas, which serves business clients with hardware and software services.  Mr. Gegen has over 35 years of financial and business leadership experience in manufacturing, banking, retail and investment companies.  Mr. Gegen began his career as a Certified Public Accountant for Ernst & Young (formerly known as Arthur Young & Co.) in Wichita, Kansas and has subsequently held financial leadership positions in both private and public companies.  Mr. Gegen is currently the Chairman of the Company’s Audit Committee and serves on the Company’s Compensation Committee.  Mr. Gegen is independent as determined by the independence requirements of the NASDAQ Stock Market.

CORPORATE GOVERNANCE

Committees and Director Meetings
The Board of Directors held six meetings during the fiscal year ended April 30, 2012.  Each director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees on which the Director served.

The Company encourages each member of the Board of Directors to attend the Annual Meeting of Stockholders.  All directors were in attendance at the 2011 Annual Meeting of Stockholders.

Board Leadership Structure
The Company maintains separate roles for the Chief Executive Officer and Chairman of the Board of Directors.  This leadership structure allows the Chief Executive Officer, Mr. Gemperli, to provide day-to-day management, serve as a leader to the management team, set the strategic direction of the Company and formulate corporate strategy.  Mr. Taylor, an independent director and Chairman, brings experience, oversight and expertise from outside the Company and industry to lead the Board and provide advice and assistance to the Chief Executive Officer.  The Board believes that this structure is effective and allows for a balanced corporate vision and strategy.

Risk Oversight
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board’s role in risk oversight includes reviewing information provided by Company management in areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, and strategic risks.  The Board uses the information to understand the Company’s risk identification, risk management, and risk mitigation policies and procedures.  The Board believes that risk management is an integral part of the Company’s strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Committees of the Board
The Board of Directors currently has three committees:  an Audit Committee, a Compensation Committee, and a Nominating Committee.  Each committee has a written charter approved by the Board of Directors outlining the principal responsibilities of the committee.  These charters are available on the Investor Relations page of the Company’s website (www.elecsyscorp.com).

Nominating Committee.  The three independent members of the Board of Directors act as the Nominating Committee, and each director participates in the consideration of director nominees.  The Nominating Committee meets the independence requirements of the NASDAQ Stock Market.  Mr. Gemperli, who is not independent as determined by the independence requirements of the NASDAQ Stock Market, is not a member of the Nominating Committee.  In January 2008, the Board of Directors adopted a charter for the Nominating Committee.  The Nominating Committee Charter is available on the Company’s website (www.elecsyscorp.com).  The Nominating Committee met once during the fiscal year ended April 30, 2012.

Stockholders wishing to submit the name of a candidate for the Board of Directors should submit the recommendation, along with the candidate’s biographical information, to the Secretary of the Company at 846 N. Mart-Way Court, Olathe, Kansas, 66061.  Other than this submission requirement, there are no differences in the manner in which the Nominating Committee evaluates a stockholder-recommended director nominee.  Potential nominees are identified by the Board of Directors based on the criteria, skills and qualifications that have been recognized by the Nominating Committee.  While the Company’s nomination and corporate governance policy does not prescribe specific diversity standards, the Nominating Committee and its independent members seek to identify nominees that have a variety of perspectives, professional experience, education, differences in viewpoints and skills, and personal qualities that will result in a well-rounded Board of Directors.  Once a potential nominee for director has been identified, including those candidates submitted by stockholders, the Nominating Committee determines whether to conduct a full evaluation of the candidate.  This determination is based primarily on the need for additional directors to fill vacancies or expand the size of the Board of Directors.  If it is determined that additional consideration is warranted, the Nominating Committee will then evaluate the potential nominee against the qualifications and skills it believes are necessary for directors to possess, including:

•	Independence in accordance with the NASDAQ Stock Market standards (non-employee directors only);
•	High personal and professional ethics, integrity, and mature judgment;
•	Business experience that is useful to the Company and complementary to the background and experience of the other directors;

•	A commitment to serve and the ability to devote the required amount of time to carry out the duties and responsibilities of a director; and
•	Other relevant factors as the Nominating Committee may determine.

An independent director on the Board of Directors nominated the nominee standing for election at the Annual Meeting.  The nominee is already serving as a director of the Company.

Audit Committee.  The Audit Committee’s responsibilities include:  (i) retaining and determining compensation for the public accounting firm engaged to audit the Company; and (ii) reviewing with the independent accountants the Company’s quarterly results, the plan for, and results of, the auditing engagement, and the Company’s internal accounting controls.  In July 2010, the Board of Directors ratified the previously adopted charter for the Audit Committee.  The Audit Committee Charter is available on the Company’s website (www.elecsyscorp.com).  Mr. Gegen, Mr. Taylor, and Mr. Coffman comprise the Audit Committee and are independent as determined by the independence requirement of the NASDAQ Stock Market.  Mr. Gegen is the Chairman of the Audit Committee.  The Audit Committee held five meetings during fiscal year 2012.  The Board has determined that both Mr. Gegen and Mr. Taylor qualify as audit committee financial experts.

Compensation Committee.  The Compensation Committee met once during the last fiscal year and is comprised solely of independent directors.  In January 2008, the Board of Directors adopted a charter for the Compensation Committee.  The Compensation Committee Charter is available on the Company’s website (www.elecsyscorp.com).  Mr. Taylor serves as the Chairman of the Compensation Committee.  The Compensation Committee is responsible for approving and evaluating the Company’s executive officer compensation plans, policies and programs and administers the Company’s benefit plans.    The Compensation Committee may not delegate this responsibility.

Stockholder Communications with the Board of Directors
Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to Todd A. Daniels, the Secretary of the Company, at 846 N. Mart-Way Court, Olathe, Kansas 66061.  Any communication should clearly specify that it is intended to be made to the entire Board of Directors or to one or more particular directors.  The Secretary will forward the correspondence to the appropriate member or members of the Board of Directors, who may review the correspondence in their next meeting.  Concerns relating to accounting, internal controls or auditing matters will be immediately brought to the attention of Stan Gegen, Chairman of the Audit Committee.

Compensation for Non-Employee Directors
Each director who is not a salaried employee of the Company or otherwise compensated by the Company pursuant to any management contract is paid an annual retainer of $9,000 plus a fee of $250 for each regular, special and committee meeting attended.  Each non-employee director is reimbursed for out-of-pocket expenses incurred in connection with attendance at each regular, special and committee meeting attended as shown in All Other Compensation.  An additional annual retainer of $3,000 is paid to the Audit Committee Chairman and an additional annual retainer of $9,000 is paid to the Chairman of the Board.

The Chairman is also eligible to participate in the Company’s health, dental and life insurance plans with terms of coverage, contribution and deductibles that are equivalent to those for the Chief Executive Officer of the Company.  Additionally, for the fiscal year ended April 30, 2012, each director was granted 2,400 restricted shares of the Company’s common stock under the Company’s 2010 Equity Incentive Plan.  The grant was effective on the first business day of the 2012 fiscal year, May 1, 2011.  The restricted shares vest in one-third equal 800 share increments on the first three anniversary dates of the grant. A summary of the compensation paid to the non-employee directors for the fiscal year ended April 30, 2012 is shown in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert D. Taylor, Chairman	$21,500	2,399	$23,899
Stan Gegen	$15,500	2,399	$17,899
Casey Coffman	$11,500	2,399	$13,899

(1) Represents the value of the restricted stock grant awarded to the non-employee directors serving on the board of directors as of May 1, 2011.  The value is one-third of the total grant date fair value of the award recognized pursuant to ASC Topic 718.  The total grant award included $12,000 of restricted stock that would vest equally over a 3-year period.  The number of shares was based on the closing price of the Company’s common stock on the first business day of the 2012 fiscal year.

The Company uses Mr. Coffman’s business development consulting firm, The Coffman Group LLC, for sales and business development training and consulting services.  Mr. Coffman is the founder and CEO of The Coffman Group LLC.  The sales training and consulting services are utilized by the Company’s sales and business development staff and The Coffman Group LLC is paid a $1,000 monthly fee plus additional fees for specialized and strategic training events.  The Company paid The Coffman Group LLC approximately $17,000 and $29,000 for the years ended April 30, 2012 and 2011, respectively.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal #2)

The Audit Committee of the Board of Directors has appointed McGladrey LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending April 30, 2013 and recommends that stockholders vote for ratification of such appointment.  Although the Board of Directors is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so.  Notwithstanding the appointment by the Audit Committee of McGladrey LLP and ratification of that appointment by the stockholders of the Company, the Audit Committee may direct the appointment of a new independent registered public accountant at any time during the year if the Board of Directors determines that such a change would be in the Company’s best interest and in the best interests of the stockholders.  If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and may reconsider the appointment.

McGladrey LLP has served as the Company’s independent registered public accountants since October 2005.  It is anticipated that a representative from McGladrey LLP will be present at the Annual Meeting.  If a representative from McGladrey LLP is in attendance at the Annual Meeting, it is anticipated that he will be available to respond to appropriate questions and, if he desires, to make a statement.

Audit and Related Fees.  The following table sets forth the aggregate fees billed to the Company for fiscal years ended April 30, 2012 and 2011 by the Company’s principal accounting firm.

	Years Ended April 30,
	2012	2011
Audit fees (1)	$114,500	$108,000
Audit-related fees (2)	--	1,850
Total audit and audit-related fees	114,500	109,850
Tax fees (3)	18,500	14,150
All other fees (4)	--	--
Total	$133,000	$124,000

(1) Audit Fees.  The aggregate fees billed for professional services rendered for the audit of the annual financial statements for the years ended April 30, 2012 and 2011 and for the reviews of the financial statements included in the quarterly reports on Form 10-Q for those fiscal years.

(2) Audit Related Fees.  The aggregate fees billed for audit-related services for the years ended April 30, 2012 and 2011.  Audit-related services include fees related to the Company’s S-8 filing.

(3) Tax Fees.  The aggregate fees billed by McGladrey LLP and RSM McGladrey, Inc., an entity associated with McGladrey LLP, for professional services rendered related to tax return preparation and other tax planning and consultation for the fiscal years ended April 30, 2012 and 2011.

(4) All Other Fees.  Other fees billed for services rendered to the Company, other than the services described above under “Audit Fees”, “Audit-Related Fees”, and “Tax Fees,” for the fiscal years ended April 30, 2012 and 2011.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the accountant’s independence.  The Audit Committee pre-approves all non-audit services as presented and prior to any work being performed.

Recommendation
The Board of Directors recommends that the stockholders vote FOR the ratification of appointment of McGladrey LLP as the Company’s independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Corporate Governance. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Boards regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the accountants the accountant’s independence. The Audit Committee has considered whether the provision of any non-audit services rendered by the Company’s principal accountant is compatible with maintaining the principal accountant’s independence. Pursuant to its review, the Audit Committee approved and authorized the Board of Directors to include the audited financial statements in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Stan Gegen, Chairman Robert D. Taylor Casey Coffman Audit Committee of the Board of Directors

SECURITY OWNERSHIP

Stock Ownership of Principal Stockholders and Management
The following table sets forth the beneficial ownership of shares of the Company’s common stock as of the Record Date, July 31, 2012, by (i) the stockholders known by the Company to beneficially own more than 5% of the common stock, (ii) each director of the Company who beneficially owns any common stock, (iii) each executive officer named in the “Summary Compensation Table,” and (iv) all directors and executive officers of the Company as a group.  Unless otherwise indicated, the Company believes that those stockholders listed below have sole voting and investment power with respect to the common stock indicated as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Directors & Executive Officers:
Robert D. Taylor	239,084		6.2%
Stan Gegen	213,141		5.5%
Casey Coffman	10,800	(3)	0.3%
Karl B. Gemperli	543,000	(4)	14.0%
Michael D. Morgan	127,062	(5)	3.3%
Todd A. Daniels	91,057	(6)	2.3%

All directors and officers as a group (10 persons)	1,356,782	(7)	34.9%

(1) Unless otherwise noted, the address of all the named individuals is c/o Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061.
(2) Pursuant to the rules of the Securities and Exchange Commission (“SEC”), shares of common stock of the Company that an individual or a group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage of ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.
(3) Mr. Coffman has 10,000 shares that are indirectly owned in an irrevocable trust by his spouse.
(4) The total beneficial ownership of Mr. Gemperli is made up of the following: (i) 458,000 shares of the Company’s common stock directly owned, (ii) 30,000 shares of the Company’s common stock indirectly owned by Mr. Gemperli’s children, and (iii) presently exercisable options to purchase 55,000 shares of common stock of the Company.
(5) Includes presently exercisable options to purchase 24,333 shares of common stock of the Company held by Mr. Morgan.
(6) Includes presently exercisable options to purchase 28,333 shares of common stock of the Company held by Mr. Daniels.
(7) Includes presently exercisable options to purchase 169,833 shares of common stock of the Company held by executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance
To the Company’s knowledge, based solely on review of copies of reports filed with the Securities and Exchange Commission and written representations that no other reports were required during the fiscal year ending April 30, 2012, all Section 16(a) filing requirements applicable to the officers, directors and beneficial owners of more than 10 percent of the Company’s equity securities were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is responsible for approving and evaluating the Company’s executive officer compensation plans, policies and programs and administers the Company’s benefit plans. The Compensation Committee views compensation as a key factor in the Company’s ability to execute its corporate strategies.

The Company’s corporate strategies focus on utilizing its specialized capabilities to build long-term customer relationships, create value-added solutions and deliver exceptional financial performance.  In order to achieve these strategic objectives, the Company must attract and recruit the best possible talent and continue to develop and motivate its employees to meet its goals.

The compensation philosophy is performance-based and its pay structure, benefits and incentive programs are intended to attract talented individuals, as well as motivate and retain employees to achieve the goals and add shareholder value. The compensation components are:

• Base pay
• Annual cash incentive compensation
• Equity compensation; and
• Executive life insurance

Elements of our Compensation Program
Base Pay.  The Company views base pay as compensation for the competencies that each employee brings to his or her respective area of responsibility in order to meet his or her job requirements.

When possible, market data and benchmarking are used to establish base pay for management employees. The Compensation Committee reviews all executive officers’ base pay utilizing industry-related comparisons and performance assessments by position.  An effort is made by the Compensation Committee to set base pay at the corresponding market averages; however, each compensation decision can be impacted by additional criteria such as experience and performance against requirements.

The goal is to review every employee annually and, if appropriate, the employee could receive a merit pay increase consistent with his or her individual performance measured against his or her job requirements and relevant market data.

In addition, base pay adjustments may be made as a result of our monitoring and surveying market rates to determine if an adjustment is required. Base pay increases for the Chief Executive Officer, Chief Financial Officer and other officers are reviewed and assessed annually by the Compensation Committee, usually at the end of the fiscal year.

Annual Cash Incentive Compensation.  The Company views the annual cash incentive compensation plans as a means to tie the cash compensation of the executive officers and key members of the management team to performance objectives that, if achieved, will enhance the overall value of the Company. The cash incentive compensation plans for the executive officers and the overall incentive compensation plan are reviewed and approved by the Compensation Committee.

In prior years, all executive officers have been eligible to receive cash incentive compensation, usually a percentage of pre-tax profits, if the Company achieves a pre-tax profit goal.

The percentages of the pre-tax profits that the executives may receive are determined by the Compensation Committee and approved by the Board of Directors based on above average industry growth for profits and improvement in Company performance in other areas. The Compensation Committee believes the annual cash incentive compensation drives performance, and, by achieving the financial results, maintains a strong balance sheet and increases stockholder value.

For fiscal 2012, the Compensation Committee determined that, as a result of the Company’s financial performance in which the Company achieved the pre-tax profit goal that the executive officers were eligible for cash compensation pursuant to the 2012 Executive Incentive Plan originally approved by the Compensation Committee in June 2011.

Equity Compensation.  The Company believes that to effectively build long-term value in the Company, the interest of the named executive officers must align with the interest of the Company’s stockholders. The number of stock options granted is determined by the Compensation Committee with the objective of aligning employee incentives with the interests of the stockholders and avoiding significant dilution. Other than grants to the executive officers, individual stock option grants are recommended by management to the Compensation Committee and are based on individual potential, historical performance and impact on our financial results. During fiscal year 2012, a total of 85,000 options were granted to employees and managers at the Company.  For all of those options, the exercise price was the closing price of the common shares on each respective grant date.

Executive Life Insurance.  During fiscal year 2006, the Company established a Succession Plan for each of the executive officers at Elecsys and its subsidiaries.  The Executive Life Insurance Plan (the “Plan”) was created with the intent of assisting the Company with succession planning as well as to provide a benefit for the executives in the Plan.  The Company pays for a term life insurance policy for certain of its officers.  Each of the policies, other than the policy for Mr. Gemperli, will pay the Company 50% of the life insurance upon death of the officer, with the remaining 50% to be paid to the executive’s named beneficiaries.  In the policy for Mr. Gemperli, 100% of the benefit will be paid to the Company upon his death.  Should an officer terminate employment with the Company, the policy premium will no longer be paid by the Company and the Company will not receive any of the death benefit. Once this occurs, each officer has the opportunity to transfer the policy into his name.  The life insurance amounts and annual policy premiums for each executive officer named in the “Summary Compensation Table,” is shown in the table below:

Executive Life Insurance

Name	Amount of life insurance ($)	Annual Policy Premium ($)
Karl B. Gemperli	500,000	2,835
Michael D. Morgan	300,000	542
Todd A. Daniels	500,000	850

Retirement Benefits
All employees are eligible to participate in the Elecsys Corporation 401(k) Savings Plan.  Executive officers participate in that plan on the same basis as all other participants.  The Company does not maintain any other retirement plan or arrangement for the executive officers.

Compensation Recommendations
The Company’s senior management team, consisting of our Chief Executive Officer and Chief Financial Officer, evaluates market data and recommends to the Compensation Committee compensation plans for our other officers that are consistent with our stated compensation philosophy.

Executive Compensation
The following table sets forth certain information regarding compensation paid or accrued for our last fiscal year to our Chief Executive Officer and the two highest paid officers whose total compensation earned or accrued for fiscal year 2012 exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation (2) ($)	Total ($)
Karl B. Gemperli	2012	209,712	20,796	--	28,036	--	--	6,898	265,442
President and	2011	194,813	15,215	--	--	--	--	6,813	216,841
Chief Executive Officer

Michael D. Morgan	2012	145,789	13,068	--	9,345	--	--	5,706	173,908
Chief Operating Officer	2011	136,009	9,509	--	--	--	--	4,991	150,509

Todd A. Daniels	2012	134,808	13,068	--	9,345	--	--	5,476	162,697
Chief Financial Officer	2011	124,880	9,509	--	--	--	--	4,796	139,185

(1) Represents the amount recognized for financial statement reporting purposes for the fiscal years ended April 30, 2012 and 2011 in accordance with ASC Topic 718 for stock option awards in fiscal 2012 and 2011 and stock option awards granted in previous fiscal years.
(2) Consists of Company matching contributions made under the Elecsys Corporation 401(k) Savings Plan as well as premiums for executive life insurance policies.  Company matching contributions under the Company’s 401(k) Savings Plan were made in the following amounts:  $6,898 and $6,813 for Mr. Gemperli, $5,435 and $4,720 for Mr. Morgan, and $5,051 and $4,371 for Mr. Daniels in 2012 and 2011, respectively.  The amounts of premiums paid for the executive life insurance policies were the following: $2,835 for Mr. Gemperli, $542 for Mr. Morgan, and $850 for Mr. Daniels in both 2012 and 2011.  Of those amounts, none of the premium paid on behalf of Mr. Gemperli was included because 100% of the benefit of the policy on Mr. Gemperli’s life is payable to the Company.  One-half of the amount of the premium paid on behalf of Mr. Morgan and Mr. Daniels was included because 50% of the benefit of the policy is payable to the executive’s named beneficiaries.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Karl B. Gemperli	15,000	(1)	-	-		1.25	12/02/12	-	-	-	-
	30,000	(2)	-	-		3.66	05/18/16	-	-	-	-
	-		-	30,000	(3)	5.11	06/02/21	-	-	-	-

Michael D. Morgan	11,000	(1)	-	-		1.25	12/02/12	-	-	-	-
	10,000	(2)	-	-		3.66	05/18/16	-	-	-	-
	-		-	10,000	(3)	5.11	06/02/21	-	-	-	-

Todd A. Daniels	10,000	(1)	-	-		1.25	12/02/12	-	-	-	-
	15,000	(2)	-	-		3.66	05/18/16	-	-	-	-
	-		-	10,000	(3)	5.11	06/02/21	-	-	-	-

(1) Stock options granted on 12/2/2002 vested and became exercisable in one-third increments on the first three anniversary dates of the grant.
(2) Stock options granted on 5/18/2006 vested and became exercisable in one-third increments on the first three anniversary dates of the grant.
(3) Stock options granted on 6/2/2011 vest and become exercisable in one-third increments on the first three anniversary dates of the grant.

Change in Control Arrangements
The Company does not have any change in control arrangements with any of the executive officers, other than the change in control provisions in the Elecsys Corporation Stock Option Plan relative to vesting of stock options, which provisions apply to all option holders.

Employment Agreements
The Company typically does not have any employment agreements with its executive officers or any other employees.

Equity Compensation Plans
The following table sets forth, as of April 30, 2012, certain information related to our compensation plans under which shares of our common stock are authorized for issuance.

Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants, and rights (a)	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders (1)	234,250	$3.78	339,550
Equity compensation plans not approved by security holders	--	--	--

(1) Represents common shares issuable upon the exercise of outstanding options granted under our 1991 Stock Option Plan (the “1991 Plan”) and the 2010 Equity Incentive Plan (the “2010 Plan”).
(2) Represents common shares remaining available for issuance under the 2010 Plan.  There are no additional options available for future issuance under the 1991 Plan.

Compensation Committee Report
In connection with its duty to review and approve executive compensation, the Compensation Committee has:
•	Reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management; and
•	Based on this review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Robert D. Taylor, Chairman Stan Gegen Casey Coffman Compensation Committee of the Board of Directors

EXECUTIVE OFFICERS

The Company currently has two executive officers, Karl B. Gemperli, President and Chief Executive Officer, and Todd A. Daniels, Vice President and Chief Financial Officer.  Mr. Gemperli and Mr. Daniels also serve as executive officers with the Company’s operating subsidiary, Elecsys International Corporation.  Each officer serves until his successor is elected and qualified or until his resignation or removal.  The executive officers of Elecsys International Corporation and their biographical information are as follows:

Name	Age	Position
Karl B. Gemperli	48	President and Chief Executive Officer, Elecsys Corporation and Elecsys International Corporation
Todd A. Daniels	44	Vice President and Chief Financial Officer, Elecsys Corporation and Elecsys International Corporation
Michael D. Morgan	58	Chief Operating Officer, Elecsys International Corporation
Michael J. Reed	57	Executive Vice President – Business Development, Elecsys International Corporation
Daniel L. Hughes	34	Vice President – Engineering, Elecsys International Corporation

Karl B. Gemperli is the Company’s President and Chief Executive Officer and has been a member of the Board of Directors since September 2003.  He has served as President and Chief Executive Officer of Elecsys International Corporation (f/k/a DCI, Inc.), the Company’s operating subsidiary, since February 2000.  From March 1999 to January 2000, Mr. Gemperli was an independent manufacturing systems consultant.  Mr. Gemperli was also an employee of Goodrich Aerospace for more than eight years.  Mr. Gemperli has over 20 years of electronic manufacturing and management experience as well as a Bachelor’s degree in Aeronautical Engineering from the Massachusetts Institute of Technology and a Master’s degree in Manufacturing Engineering from Boston University.

Todd A. Daniels joined the Company in April 2002 as Vice President-Finance of DCI, Inc. and was promoted to Vice President and Chief Financial Officer of Elecsys Corporation in October 2002.  Prior to joining the Company, from May 2001 to April 2002, Mr. Daniels was Manager of Corporate Forecasting and Reporting for a publicly traded developer of technology-based products and services for the legal and fiduciary services industries.  From April 1998 to May 2001, Mr. Daniels held various accounting and financial management positions with Honeywell International, Inc.  Mr. Daniels has a Bachelor of Science degree in Accounting from the University of Kansas and is a Certified Public Accountant with 20 years of public accounting and private industry accounting experience.

Michael D. Morgan joined the Company as Vice President-Manufacturing of DCI, Inc. in March 2000 and was promoted to Executive Vice President and Chief Operating Officer of DCI, Inc. in October 2007.  On May 1, 2009, Mr. Morgan was designated as the Chief Operating Officer of Elecsys International Corporation.  Prior to joining the Company, Mr. Morgan was an employee of Goodrich Aerospace, Test Systems Division for more than eleven years, last serving as Director of Manufacturing. Prior to that, Mr. Morgan was an employee of Kustom Signals for over eight years.  Mr. Morgan has over 25 years of electronic manufacturing experience.

Michael J. Reed joined the Company in January 2006 as President of NTG, Inc., the Company’s remote monitoring equipment and services subsidiary.  On May 1, 2009, Mr. Reed was designated as the Chief Technology Officer for Elecsys International Corporation and on July 14, 2009, Mr. Reed became the Executive Vice President – Business Development.  Prior to joining the Company, from 2002 until 2006, Mr. Reed was Vice President of Marketing for Ideal Aerosmith, Inc., a provider of aerospace test equipment and engineering services.  Mr. Reed was also Vice President and General Manager of Pentar Systems, Inc. before its acquisition by Ideal Aerosmith in 2002.  Prior to that, Mr. Reed spent 20 years in various engineering, marketing and management roles at Goodrich Aerospace, Kustom Electronics, and King Radio Corporation.  Mr. Reed holds a Bachelor's degree in electrical engineering from the University of Texas at Arlington and a Master's degree in Electrical Engineering from Stanford University.

Daniel L. Hughes became Vice President of Engineering on September 26, 2011.  Previously, Mr. Hughes had served as Director for Product Development for the Company from January 2010 until his promotion and was initially hired as a Project Engineer for DCI, Inc. in December 2007.  Prior to joining the Company, from 2005 until 2007, Mr. Hughes was an Engineer for Design Renew Electronics, f/k/a Schaefer + Associates, an electronic product design firm.  Mr. Hughes holds a Bachelor of Science degree in Electronics Engineering Technology from Devry University.

Stockholder Proposals for 2013 Annual Meeting
Stockholder proposals to be considered for inclusion in the proxy statement and considered at the 2013 Annual Meeting of the Stockholders must be received by the Company no later than April 21, 2013. Any such proposals should be directed to the Secretary of the Company at 846 N. Mart-Way Court, Olathe, Kansas, 66061.

Proposals of stockholders not intended for inclusion in the Company’s 2013 proxy statement must be received by the Company in writing no later than July 1, 2013 in order to preclude the Company’s use of its discretionary proxy voting authority if the proposal is raised at the 2013 Annual Meeting.

Financial Statements
The Annual Report to Stockholders of the Company for the fiscal year ended April 30, 2012, is enclosed with this proxy statement.  The financial statements of the Company are set forth in that Annual Report.

Other Matters
The Board of Directors is not aware of any matter that will be presented for action at the Annual Meeting other than the matters set forth herein.  If other matters properly come before the meeting, it is intended that the holders of the proxies hereby solicited will vote thereon in accordance with their best judgment.

By Order of the Board of Directors,

Karl B. Gemperli
President and Chief Executive Officer

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

Either of said proxies present and acting at said meeting or any adjournment thereof shall have and may exercise all of the powers of either said proxies. The undersigned hereby ratifies and confirms that all said proxies, or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof, any action relating to the annual meeting of stockholders or any continuation or adjournment thereof, and the undersigned further acknowledges receipt of the notice of said meeting and the Proxy Statement accompanying it.

Dated: _________________________________, 2012

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PROXY
ELECSYS CORPORATION
846 N. MART-WAY COURT, OLATHE, KS 66061
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS ON SEPTEMBER 11, 2012
The Board of Directors recommends a vote for the Board Member.
The undersigned hereby appoints Stan Gegen and Casey Coffman, or each of them, or their designees, each with full power of substitution, as lawful proxies to represent and vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of the stockholders of the Company to be held at the Company’s headquarters, 846 N. Mart-Way Court, Olathe, Kansas on Tuesday, September 11, 2012, commencing at 2:00 p.m., local time on that day, and at any adjournment thereof, as fully and with the same effect as the undersigned might or could do if personally present, with respect to the following matters and, in their discretion upon any other matters that may properly come before the meeting:

1. Vote for the election of Robert D. Taylor as a Class I Director to serve for a term of three years expiring in 2015.
 FOR                                                         WITHHOLD AUTHORITY

2. Proposal FOR ratification of the appointment of McGladrey LLP as the Company’s independent registered public accountants.
                FOR                       AGAINST                         ABSTAIN